                                                                   EXHIBIT 10.54

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 6th day of August, 2001, by and between Security Associates International, Inc., on behalf of itself and its subsidiaries and affiliates (collectively, the "Employer"), and Paul Lucking ("Executive"). Certain capitalized terms used herein are set forth in Section 19 below.

                                    RECITALS

         A. The Employer desires that Executive provide services for the benefit of the Employer, and Executive desires to accept such employment with the Employer, upon the terms and conditions set forth herein.

         B. The Employer and Executive acknowledge that Executive is, and will continue to be, a member of the senior management team of the Employer.

         NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

         1. Employment. During the Employment Period (as defined below), the Employer shall employ Executive (with Executive having the title of Chief Operating Officer), and Executive hereby accepts such employment, in each case on the terms and conditions set forth in this Agreement.

         2. Duties. Executive shall, during the Employment Period, have the duties, responsibilities, powers and authority customarily associated with the position of Chief Operating Officer or otherwise as designated from time to time by the Chief Executive Officer or the Board of Directors of the Employer (the "Board"), and Executive shall report to, and follow the direction of, the Board. Executive shall diligently, competently and faithfully perform all such duties and responsibilities and shall devote substantial energy, attention and skill to the performance of such duties and responsibilities and will use his best efforts to promote the legitimate business interests of the Employer. During the Employment Period, Executive shall work for the Employer in a full-time capacity. It shall not be considered a violation of the foregoing for Executive to serve on corporate, industry, religious, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of Executive's duties and responsibilities as an employee of the Employer in accordance with this Agreement or violate any of the provisions of Paragraph 5 below.

         3. Term of Employment. The term of the Executive's employment with the Employer (the "Employment Period") shall commence on the date first set forth above and extend until December 31, 2002 (subject to extension as set forth in the immediately following sentence), unless earlier terminated as set forth in
Section 6 below. Provided that no termination as set forth in Section 6 below (or any notice thereof) has been made prior to such time, the Employment Period shall be extended automatically for successive periods of one (1) year each (each, a "Renewal Term") on December 31, 2002 and at the end of any subsequent Renewal Term, unless the Board provides Executive, or Executive provides the Board, with written notice to the contrary at least thirty (30) days prior to December 31, 2002 or the end of any Renewal Term, as the case may be. In connection with the expiration or termination of the Employment Period for any reason, Executive agrees that he shall execute and deliver to the Employer, and the Employer agrees that it shall execute and deliver to Executive, a mutual release (in a form reasonably acceptable to Executive and the Employer) of any and all claims that either then has or in the future may have against the other (other than with respect to post-Employment Period obligations under this Agreement) (the "Mutual Release").

         4.  Compensation.


                  A. Salary. During the Employment Period, the Employer shall pay Executive an annual salary of $200,000 (the "Base Salary"), payable in substantially equal periodic installments in accordance with the Employer's payroll policy from time to time in effect. The Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, and by any other agreement with, or consent of, Executive.

                  B. Signing Bonus. The Employer shall pay Executive, as a signing bonus, an aggregate of $50,000 (the "Signing Bonus"), subject to any payroll or other deductions as may be required to be made pursuant to law, government order, and by any other agreement with, or consent of, Executive. One-third of the Signing Bonus (i.e., $16,666.67) shall be paid on the date of execution and delivery of this Agreement by the Employer and Executive, and (provided that Executive is, on each of the following specified dates, then employed by the Employer or no longer employed by the Employer solely as a result of a termination of Executive by the Employer not for Cause or a resignation by Executive for Good Reason) an additional one-third of the Signing Bonus shall be paid on December 31, 2001 and the final one-third of the Signing Bonus shall be paid on March 31, 2002; provided, however, that (upon Executive's written election) the payment of all or any portion of any of the foregoing amounts shall be deferred for a period of time as is stipulated in any such written election, with payment in full of the applicable amount to be made by the Employer upon the expiration of such period (provided that Executive was, on the applicable foregoing specified date (i.e., December 31, 2001 or March 31, 2002, as the case may be) then employed by the Employer or no longer employed by the Employer solely as a result of a termination of Executive by the Employer not for Cause or a resignation by Executive for Good Reason).

                  C.  Earned Cash Incentive Bonus.

                  (i) Provided that Executive is, on June 30, 2002, then employed by the Employer (or no longer employed by the Employer solely as a result of a termination of Executive by the Employer not for Cause or a resignation by Executive for Good Reason), the Employer shall, on or prior to September 30, 2002, pay to Executive an amount equal to the ECI applicable for the period beginning on July 1, 2001 and ending on June 30, 2002 (the "First ECI Period").

                  (ii) Provided that Executive is, on December 31, 2002, then employed by the Employer (or no longer employed by the Employer solely as a result of a termination of

         Executive by the Employer not for Cause or a resignation by Executive for Good Reason), the Employer shall, on or prior to March 31, 2003, pay to Executive an amount equal to the ECI applicable for the period beginning on July 1, 2002 and ending on December 31, 2002 (the "Second ECI Period").

                  (iii) At the written election of Executive delivered to the Employer on or prior to the 30th day following the public disclosure (e.g., the filing of a Form 10-Q or Form 10-K) by the Employer of the Employer's operating results for the First ECI Period or the Second ECI Period, as the case may be, the Employer shall, in lieu of all or any portion of the cash payments described in clauses (i) and (ii) above (such amount being referred to herein as the "Designated Non-Cash Amount"), issue to Executive, in certificated form, a number of duly authorized shares of the Employer's common stock, par value $0.001 per share ("Common Stock"), equal to the Designated Non-Cash Amount divided by $2.50 (subject to adjustment for any subdivision or combination of Common Stock occurring after the date of this Agreement), such shares of Common Stock to be issued on or before the final date required for a cash payment pursuant to clauses (i) and (ii) above.

                  D. Other Bonuses. The Board may in its sole and absolute discretion (but it shall have no obligation to) award Executive an annual or other bonus based upon Executive's and the Employer's performance and the achievement of other goals and objectives that may from time to time be established in advance by the Board with respect to Executive.

                  E. Other Benefits. During the Employment Period, the Employer shall:

                  (1) include Executive in any life insurance, disability insurance, medical, prescription, dental or health insurance (including dependent coverage) (with payment of the individual premiums therefor being allocated between the Employer and Executive in the same manner as such premiums are allocated between the Employer and its other employees generally), savings, pension and retirement plans and other benefit plans or programs maintained by the Employer for the benefit of its employees generally; and

                  (2) provide Executive with three (3) weeks paid vacation/time off per calendar year.

                  F. Additional Consideration for Entry Into this Agreement. As additional consideration for the Executive's execution and delivery of this Agreement, the Employer shall grant to Executive as of the date of this Agreement, pursuant to the Employer's Stock Option Plan adopted April 1, 1999, as amended effective May 23, 2000 (the "Existing Option Plan"), a nonstatutory stock option to purchase 900,000 shares of Common Stock in the form attached hereto as Exhibit A, with an exercise price of $2.50 per share and an expiration date of the tenth anniversary of the date of issuance (subject to earlier termination as required by the Existing Option Plan and/or the form attached hereto as Exhibit A), with such option vesting (i.e., becoming exercisable) with respect to one-third (i.e., 300,000) of the applicable shares of Common Stock on each of December 31, 2001, December 31, 2002 and December 31, 2003 (provided, in each case, that Executive is, on such applicable date, then employed by the Employer or no longer employed by the Employer solely as a result of a termination of Executive by the Employer not for Cause or a resignation by Executive for Good Reason).

                  G. Expenses. The Employer shall reimburse Executive for all reasonable and necessary business expenses, provided Executive submits paid receipts or other documentation acceptable to the Employer.

         5.       Protective Agreements.

                  A. Confidential Information. Executive agrees that he will not, for any reason whatsoever, whether voluntarily or involuntarily, use for himself or disclose to any person any "Confidential Information" of the Employer acquired by Executive during his relationship with the Employer or any of its predecessors. Confidential Information includes but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier or other information of the Employer; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists or documents of the Employer; (c) any confidential information or trade secrets of any third party provided to the Employer in confidence or subject to other use or disclosure restrictions or limitations;
(d) the terms of any agreement between the Employer and any employee, subscriber, customer, dealer or supplier, (e) pricing strategy, (f) financial results, (g) strategic systems software; and (h) any other information, written, oral or electronic, whether existing now or at some time in the future, which pertains to the Employer's affairs or interests or with whom or how the Employer does business. The Employer acknowledges and agrees that Confidential Information does not include (i) information that has properly entered the public domain (through no fault or action of Executive), or (ii) information that Executive is able to demonstrate was in his possession prior to the date of his original employment with the Employer and its predecessors, except to the extent that such information is or has become a trade secret of the Employer or is or otherwise has become the property of the Employer. Executive agrees and acknowledges that as of the end of the Employment Period, he shall return to the Employer any and all property, tangible or intangible, relating to its business, which he possessed or had control over at any time, including, but not limited to, company- provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data, and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data. Executive further acknowledges and agrees that he is estopped from and will not dispute in any proceeding the enforceability of this Paragraph 5.

                  B. Additional Restrictions. Executive agrees that, he will not, directly or indirectly, except on behalf of the Employer:

                  (1) during the Employment Period (except in the performance of his employment duties hereunder) or at any time prior to the third anniversary of the date of the expiration or termination thereof, contact or solicit, or direct any person or entity to contact or solicit, any of the Employer's customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers both during the Employment Period, or for the purpose of otherwise interfering with the business relationships between the Employer and its customers; or

                  (2) without the prior express written consent of the Employer, during the Employment Period or at any time prior to the third anniversary of the expiration or termination thereof, solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person or entity (other than the Employer), the services of any person who is a current employee of the Employer (or was an employee of the Employer during the year preceding such solicitation), nor solicit any of the Employer's current employees (or any individual who was an employee of the Employer during the year preceding such solicitation) to terminate employment or an engagement with the Employer, nor agree to hire any current employee (or any individual who was an employee of the Employer during the year preceding such hire) of the Employer into employment with him or any other person or entity (provided, in each case, that the foregoing shall not apply with respect to Ray Gross or Steven Ruzicka); or

                  (3) during the Employment Period or at any time prior to the first anniversary of the expiration or termination thereof, enter into any agreement with any of the Employer's suppliers to provide services or products that are the same as or similar to the services or products sold to the Employer; or

                  (4) during the Employment Period or at any time prior to the first anniversary of the expiration or termination thereof, conduct, become associated with or participate in any business, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, employee, consultant, agent or in any other capacity, involved in the marketing or providing of security alarm monitoring or other services or products of the type then constituting ten percent (10%) or more of the current year's (or most recent completed year's) annual revenues of the Employer; provided, however, that beginning at such time as Executive ceases to be employed by the Employer on a full-time basis, Executive shall (without violation of the foregoing clause) be permitted to provide consulting services (which consulting services may not and shall not conflict with the other provisions of this Paragraph 5) to one or more other persons or entities, so long as such consulting services do not, in the case of customers of the Employer, include any type of recommendation or endorsement of any product or service offered by any competitor of the Employer.

                  C. Special Acknowledgment of Executive. Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if he becomes employed by another employer, he will be required to disclose the existence of this Paragraph 5 to such employer and he consents to and the Employer is given permission to disclose the existence of this Paragraph 5 to such employer.

                  D. Certain Definitions. For purposes of this Paragraph 5: (i) "customer" is defined as any person or entity that purchased any type of product and/or service from the Employer or is or was doing business with the Employer or Executive (including, but not limited to, any security alarm dealer and any subscriber of any of the products or services of the Employer or any of its affiliates) within the twelve (12) month period immediately preceding termination of Executive's employment; and (ii) "supplier" is defined as any person or entity who is or was supplying products or services (other than those supplying generic products or services for administrative purposes (e.g., courier services, office supplies, utilities)) to the Employer or to the Employer's dealers within the twelve (12) month period immediately preceding termination of Executive's employment.

                  E. Special Remedies. It is agreed that breach of this Paragraph 5 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer's remedy at law for any such breach or threatened breach will be inadequate and, accordingly, in addition to such other remedies as may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a temporary and permanent injunction, without the necessity of the Employer posting bond and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of this Paragraph 5, including, but not limited to, any injunction restraining the breaching party from disclosing, in whole or part, any Confidential Information.

         6. Termination. Notwithstanding anything in Paragraph 3 of this Agreement to the contrary, the Employment Period shall terminate upon the first to occur of the following events:

                  A. Upon Non-Renewal. On December 31, 2002 (or if renewal has occurred, at the end of the Renewal Term then in effect), provided advance notice of such termination has been given in accordance with Paragraph 3 hereof.

                  B. Upon Death or Disability. Upon Executive's death or the date Executive is given written notice that he has been determined to be disabled by the Employer. For purposes of this Agreement, Executive shall be deemed to be disabled if Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve
(12) consecutive month period. A termination of Executive's employment by the Employer for disability shall be communicated to Executive by written notice and shall be effective on the thirtieth (30th) day after receipt of such notice by Executive, unless Executive returns to full-time performance of his duties before such thirtieth (30th) day.

                  C. For Cause. On the date the Employer provides Executive with written notice that he is being terminated for "Cause". For purposes of this Agreement, "Cause" shall mean Executive's (i) willful and continued failure to perform substantially Executive's duties, which failure shall continue for thirty (30) days, after notice for such substantial performance failure is provided to Executive specifying the manner in which the Employer believes Executive has not substantially performed, (ii) engaging in willful misconduct that is materially injurious to the Employer, financially or otherwise (including but not limited to conduct that constitutes competitive activity),
(iii) breach of this Agreement in any material manner, (iv) conviction of, or plea of nolo contendre to, a felony or a misdemeanor involving moral turpitude, (v) habitual abuse of alcohol or prescription drugs or (vi) abuse of controlled substances (it being understood that no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Employer).

                  D. For Good Reason. On the date Executive terminates his employment for "Good Reason." For purposes of this Agreement, "Good Reason" means:

                  (1) the assignment to Executive of any duties materially inconsistent with Paragraph 2 of this Agreement, or any other action by the Employer that results in a material diminution in Executive's position, authority, duties or responsibilities from those designated to Executive in connection with the implementation of this Agreement, other than a subsequent isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Employer within 30 days after receipt of notice thereof from Executive;

                  (2) any requirement by the Employer that Executive relocate (other than for reasonable and temporary instances) away from Executive's primary residence as of the date of this Agreement;

                  (3) any breach of this Agreement by the Employer that is not remedied by the Employer within 30 days after receipt of notice thereof from Executive;

                  (4) any failure by the Employer to comply with any provision of Paragraph 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Employer within 15 days after receipt of notice thereof from Executive; or

                  (5) the resignation by Executive within six (6) months following a "Change in Control."

         (it being understood that a "Change in Control" shall be deemed to occur on the earliest of (a) the acquisition by any entity, person or "group" of beneficial ownership (other than TJS Partners or any of its partners or other affiliates), as the term "group" is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 30% of the outstanding capital stock of the Employer entitled to vote for the election of directors ("Voting Stock"); (b) the commencement by any entity, person or "group" (other than the Employer or a subsidiary of the Employer) of a tender offer or an exchange offer for more than 20% of the outstanding Voting Stock of the Employer; (c) the effective time of (1) a merger or consolidation of the Employer with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Employer immediately prior to such merger hold less than 80% of the Voting Stock of the surviving or resulting corporation, or
         (2) a transfer of substantially all of the property or assets of the Employer other than to an entity of which the Employer owns at least 80% of the Voting Stock; and (d) the election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (1) three directors, or (2) directors constituting a majority of the number of directors of the Employer then in office).

         A termination of employment by Executive for Good Reason shall be effectuated by giving the Employer written notice ("Notice of Termination for Good Reason") of the termination within three (3) months (six (6) months in the event of a Change in Control) of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies. A termination of employment by Executive for Good Reason shall be effective on the fifth (5th) business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

                  E. By Executive for Any Other Reason. On the date Executive terminates his employment for any reason, other than a reason set forth in Paragraph 6D, provided that Executive shall give the Employer three (3) months written notice prior to such date of his intention to terminate this Agreement.

                  F. By the Employer for Any Other Reason. On the date the Employer terminates Executive's employment for any reason, other than a reason set forth in Paragraph 6C, provided that the Employer shall give Executive three
(3) months written notice prior to such date of its intention to terminate this Agreement.

         7. Compensation Upon Termination. If the Employment Period is terminated pursuant to Paragraph 6, Executive shall be entitled to his Base Salary through the final date of the Employment Period, plus any accrued but unused vacation/time off pay. Additionally, if Executive's services are terminated pursuant to Paragraphs 6A, 6B, 6D or 6F, Executive (or, in the case of his death, his designated beneficiary (or, if there is no such beneficiary, Executive's spouse or, if there is no spouse, his estate or legal representative)) shall be entitled to be paid (for so long as no violation of any of the provisions of Paragraph 5 of this Agreement has occurred and provided that Executive has executed and delivered to the Employer prior thereto the Mutual Release, that such Mutual Release has not prior thereto been revoked or rescinded in any way by Executive and that no violation of any of the provisions thereof shall have occurred) (a) (as severance pay) an amount equal to Base Salary for the one-year period from the final date of the Employment Period through the first anniversary thereof, payable in accordance with the Employer's payroll policy from time to time in effect (and at the same times such Base Salary would have been paid absent a termination of the Employment Period). Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) (for which the Employer shall be obligated to reimburse Executive for all premiums for such COBRA continuation coverage through and including the month in which Executive attains the age of
65), or required under the terms of any death, insurance, or retirement plan or program provided by the Employer and to which Executive was a participant at the time of his death or disability giving rise to such termination, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

         8.  Pre-emptive Rights.

                  A. General. Except for issuances of Common Stock or any securities containing rights or options to acquire shares of Common Stock (i) pursuant to a bona fide underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) as consideration in connection with the acquisition from an unaffiliated third party of all or part of another company or business (whether by a purchase of stock or assets or otherwise), (iii) to a lender in connection with its loan to the Employer or any of its subsidiaries, (iv) upon the conversion or exercise of any securities of the Employer or options or rights to acquire securities of the Employer, or (v) to individual directors, officers, managers and employees of the Employer or its subsidiaries (other than to any person who is an officer or employee of TJS), if the Employer intends to issue any shares of capital stock of the Employer (or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Employer) at any time during the Employment Period (a "Subsequent Issuance"), the Employer will, at least 10 days prior to the Subsequent Issuance, notify Executive in writing (the "Issuance Notice") of the price of and any material terms and conditions relating to the proposed Subsequent Issuance.

                  B. Election by Executive. Executive may elect to purchase (at the same price and on the same terms and conditions (with the same rights, duties, obligations and privileges) as set forth in the Issuance Notice) up to the Pro Rata Portion (as defined below) of the total number of shares of capital stock (or other such securities) to be issued in the Subsequent Issuance (the "Issued Shares"). "Pro Rata Portion" means a percentage of the Issued Shares equal to the quotient obtained by dividing (i) the number of shares of outstanding Common Stock (including the number of shares of Common Stock issuable upon exercise of any vested, outstanding options for Common Stock that have been granted to Executive) that are held by Executive by (ii) the total number of shares of Common Stock then outstanding (including the number of shares of Common Stock issuable upon exercise of any vested, outstanding options for Common Stock granted to Executive, Ray Gross and Steven Ruzicka). If Executive exercises the preemptive right hereunder and the Subsequent Issuance includes more than one class of stock or securities, Executive shall be required to purchase the same strip of securities (i.e., classes of securities in the same proportion) as are being offered by the Employer.

                  C. Manner of Election. The election of Executive must be made in writing and delivered to the Employer within 10 days after receipt by the Employer of the Issuance Notice. If after notifying the Stockholders of a Subsequent Issuance, the Employer elects not to proceed with the Subsequent Issuance, any elections made by Executive with respect to such Subsequent Issuance shall be deemed rescinded. In the event that the sale of all securities contemplated by a Subsequent Issuance shall not have occurred within 180 days of the date of delivery of the Issuance Notice, the securities remaining unsold shall not thereafter be sold without the Employer again complying with the terms and conditions of this Section 8.

                  C. Exclusions. A Subsequent Issuance shall not include (and therefore Executive will not have a preemptive right in respect of) any issuances of capital stock (or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Employer) made pro rata to the holders of a class of capital stock, as a dividend on, subdivision of or other distribution in respect of, such class of capital stock.

         9. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his primary residence in the case of Executive, or to its principal office in the case of the Employer.

         10. Waiver of Breach. A waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver or estoppel of any subsequent breach. No waiver shall be valid unless in writing and signed by the party sought to be charged.

         11. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements (including the Original Agreement), either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and Executive. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted or reformulated or as if such provision had not been originally incorporated herein, as the case may be.

         12. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

         13. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one and the same agreement.

         14. Attorneys' Fees. The Employer shall pay for all legal fees and expenses associated with the preparation of this Agreement.

         15.  Successors.

                  A. Personal Services Contract. This Agreement is personal to Executive and, without the prior written consent of the Employer, shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  B. Successors and Assigns of the Employer. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

                  C. Additional Obligation of the Employer. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean both the Employer as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         16. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

         17. Due Authorization. The Employer hereby warrants and represents that (a) the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Employer,
(b) the Employer has the requisite power and authority to execute, deliver, and perform this Agreement, and (c) this Agreement is a valid and legally binding obligation of the Employer, enforceable against the Employer in accordance with its terms.

         18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Cook, Illinois. Each of the Employer and Executive irrevocably and unconditionally: (i) agrees that any proceeding arising out of this Agreement may be brought in the applicable court having jurisdiction over the County of Cook, Illinois, (ii) consents to such jurisdiction, (iii) waives any objection to such venue, and (iv) waives trial by jury in any proceeding relating to this Agreement or any of the matters set forth herein.

         19.  Certain Defined Terms.

                  "Adjusted EBITDA" means the EBITDA for any period reasonably adjusted to account for any unusual and non-recurring items reflected on the Employer's financial statements for such period.

                  "Base EBITDA" means the Adjusted EBITDA for the three-month period ending June 30, 2001, as further detailed on Exhibit B attached hereto.

                  "EBITDA" means the amount of the Employer's net income plus the following to the extent deducted in calculating such net income: (i) interest expense, (ii) income tax expense, (iii) amortization of intangible assets and (iv) depreciation of tangible assets, as such income, expenses, amortization and depreciation are reflected on the Employer's financial statements for any period prepared in accordance with the Employer's past practice.

                  "EBITDA Improvement" means (i) in case of the First ECI Period, four (4) times the increase, if any, in Adjusted EBITDA for the three months ending June 30, 2002 less the Base EBITA, and (ii) in the case of the Second ECI Period, four (4) times the increase, if any, in Adjusted EBITA for the three months ending December 31, 2002 less the Adjusted EBITDA for the three months ending June 30, 2002.

                  "ECI" (with respect to any given period) means twenty-four percent (24%) of the EBITA Improvement with respect to such period.

                                    * * * * *

         IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.


                                  SECURITY ASSOCIATES
                                   INTERNATIONAL, INC.


                                  By:  /s/ Raymond Gross
                                     -------------------------------------------

                                  Its: CEO
                                      ------------------------------------------



                                   /s/  Paul Lucking
                                  ----------------------------------------------
                                         Paul Lucking